Exhibit 10.39

BIODIESEL PURCHASE AND SALE AGREEMENT

(with tolling agreement)

THIS BIODIESEL PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of October 22, 2009 (“Effective Date”) by and between REG Marketing & Logistics Group, LLC, an Iowa limited liability company (“Producer”) and Bunge North America, Inc., a New York corporation (“Bunge”) (each of Producer and Bunge, a “Party” and collectively, the “Parties”). Central Iowa Energy, LLC, an Iowa limited liability company (“Owner”) is executing this Agreement solely for purposes of Section 2.4 of this Agreement.

RECITALS

A. Producer has and will enter into one or more toll processing agreements (collectively, “Tolling Agreement”) with Owner for processing of biodiesel at Owner’s biodiesel production facility located near the City of Newton, Jasper County, Iowa (the “Facility”).

B. Bunge and Renewable Energy Group, Inc. are parties to that certain Master Service Agreement dated May 8, 2009 (the “REG Master Agreement”).

C. Producer desires to engage Bunge to purchase biodiesel produced at the Facility (“Biodiesel”) for resale to purchasers in accordance with the terms set forth in this Agreement.

AGREEMENT

Now, therefore, the Parties agree:

1. Biodiesel Purchase and Sale.

1.1 Biodiesel Transaction. Subject to the terms of this Agreement, Bunge will purchase Biodiesel from Producer for resale to purchasers, and Producer will sell to Bunge such Biodiesel produced at the Facility during the Term (as hereinafter defined) (the “Services”).

1.2 Sole Provider of Services. Subject to the terms of this Agreement, Producer agrees during the Term to use Bunge as the sole provider of the Services described in this Agreement and not to engage any other third party to provide such Services. Notwithstanding the foregoing sentence, Producer shall be allowed to sell Biodiesel directly to the ultimate purchaser of Biodiesel on Producer’s own behalf; provided, Producer may only use internally generated funds of Owner’s Renewable Energy Group, Inc. (“REG”) or an Affiliate of REG or funds obtained from Owner’s, REG’s or an REG Affiliate’s senior secured credit facilities in connection with such transactions.

2. Biodiesel Sale Transactions.

2.1 Location of Biodiesel Transactions. Producer shall be responsible for locating and negotiating the terms of transactions with purchasers of Biodiesel (including price and terms of sale) (each a “Biodiesel Transaction”). Producer shall consult with Bunge periodically with respect to such activities and shall consult with Bunge with respect to the terms of and negotiations of such transactions. Producer may present to Bunge any such Biodiesel Transaction that is acceptable to Producer and all accompanying information relating to such Biodiesel Transaction to allow Bunge to evaluate the Biodiesel Transaction. Upon presentation of any Biodiesel Transaction to Bunge, Bunge will have a period of up to 24 hours to review the Biodiesel Transaction and determine whether it will agree to enter into such Biodiesel Transaction. Bunge’s determination as to whether it will agree to enter into any Biodiesel Transaction or decline to enter into a Biodiesel Transaction shall be in Bunge’s sole and absolute discretion and, except as expressly provided in Section 7, Bunge shall have no liability to Producer with respect to such determination. If Bunge has declined to enter into such Biodiesel Transaction, then such Biodiesel Transaction shall not be subject to the terms of this Agreement.

2.2 Production Estimates. At least 30 days before the beginning of each calendar month during the Term, Producer will deliver to Bunge a written estimate of its anticipated biodiesel production volumes under the Tolling Agreement for the Facility for the 90 day period beginning on the first day of such month.

2.3 Resale of Biodiesel.

(a) Contracting and Sales Confirmations. With respect to any Biodiesel Transaction that has been accepted by Bunge pursuant to Section 2.1, Bunge will take assignment of an executed sales contract (or portion thereof) from Producer for the sale of the Biodiesel to the applicable purchaser upon the terms presented by Producer to Bunge (collectively, “Contracts”). Upon assignment of any executed sales contract by Producer to Bunge, such assignment shall be evidenced by an assignment in the form attached hereto as Exhibit A. Bunge shall not take assignment of any Contract (or portion thereof) unless and until (i) Producer has produced Biodiesel to cover amounts required by such Contract (or portion thereof, as applicable) and the Biodiesel is loaded for immediate shipment to the applicable purchaser, and (ii) the Contract shall have been duly executed by the third party thereto and shall expressly authorize assignment of such Contract (or portion thereof) to Bunge. Upon the assignment of any Contract, Producer and Bunge shall immediately enter into a sales confirmation evidencing the purchase by Bunge from Producer of all Biodiesel (“Contracted Biodiesel Volume”) covered by the applicable Contract. Each such sales confirmation shall be in the form attached hereto as Exhibit B (each, a “Sales Confirmation”) and shall set the applicable per gallon sale price (each, a “Confirmed Sale Price”) equal to the price set forth in the applicable Contract. Each Sales Confirmation shall also set forth the applicable Party that shall bear the cost of freight to the purchaser and the applicable delivery terms. The cost of any demurrage for transportation of Biodiesel shall be passed along by Bunge and charged to Producer. To the extent that freight for shipment of Biodiesel to the purchaser is arranged by the Producer, then the Producer shall assign such contract for freight or carriage to Bunge prior to shipment thereof. No Sales Confirmation may alter the terms of this Agreement. To the extent that the terms of a Sales Confirmation conflict with the terms of this Agreement, the terms of this Agreement shall control.

(b) Delivery. Producer will deliver (or Producer will cause the Owner to deliver) and make the Biodiesel available for shipment to purchasers at the Facility or as otherwise agreed by the Parties (the “Delivery Destination”). Producer will direct (or Producer will cause the Owner to direct) the loading of all Biodiesel purchased hereunder. All labor and equipment necessary to load Biodiesel for transportation from the Facility pursuant to Contracts will be supplied by Producer (or Owner) without additional charge to Bunge. Producer agrees to handle (or cause the Owner to handle) the loading of all Biodiesel in a good and workmanlike manner in accordance with Bunge’s reasonable requirements and normal industry practice. Producer will maintain or cause the Owner to maintain (at Producer’s own expense) its loading facilities at the applicable loading location in accordance with applicable laws and regulations and in safe operating condition in accordance with normal industry standards. Producer will be responsible for any additional costs to Bunge resulting from any breach by Producer to meet its obligations set forth in this Section 2.3(c). If Producer or Owner fails to deliver and make Biodiesel available for shipment or otherwise causes Bunge to be in default under the terms of a Contract (either, a “Producer Default”), Bunge will utilize commercially reasonable efforts to mitigate or remedy such Producer Default after consultation with Producer. Such efforts may include, without limitation, Bunge arranging for purchase and delivery of substitute Biodiesel. Producer will defend, indemnify and hold Bunge harmless for, all costs, liabilities and expenses of Bunge incurred in connection with any Producer Default, including, without limitation, reasonable attorney fees, storage costs, price adjustments, rail/truck demurrage and freight costs.

(c) Title. Title, risk of loss and full shipping responsibility shall pass to Bunge upon Producer loading the Biodiesel into trucks or rail cars at the Delivery Location as directed by Bunge and delivery to Bunge of a bill of lading for each shipment. Bunge and Producer shall agree upon documented inspection, loading and sealing procedures.

(d) Quality; Shrinkage. Producer shall be responsible for any failure of Biodiesel to comply with the “Biodiesel Quality Standards” set forth in Exhibit C attached hereto. Producer and not Bunge shall be responsible for and bear the cost of any differences between the volume of Biodiesel purchased by Bunge for shipment to a purchaser pursuant to a Contract and the corresponding volume of Biodiesel upon arrival to the purchaser (“Shrinkage”). If any Biodiesel supplied under this Agreement fails to comply with the Biodiesel Quality Standards and any purchaser seeks a remedy against Bunge for the non-compliant Biodiesel or for Shrinkage or rejects or returns Biodiesel, then Producer shall reimburse all costs and expenses of Bunge (including, without limitation, reasonable attorney fees) associated therewith.

2.4 Owner’s Obligations and Representations.

(a) During the Term, Owner agrees not to enter into any tolling agreement without Bunge’s prior written consent. To the extent Owner enters into any tolling agreement with a third party, Owner agrees to segregate any feedstock and biodiesel owned by such other third party from feedstock and Biodiesel of Producer. Owner hereby waives any lien or security interest (statutory or otherwise) which Owner may hold on Biodiesel sold by Producer to Bunge hereunder. Owner hereby acknowledges and agrees the Bunge shall have the benefit of all representations and warranties granted or made by Owner to Producer with regard to the quality of Biodiesel produced by Owner under the Tolling Agreement and Owner further agrees that Bunge may exercise any remedies for a breach of such representations or warranties against Owner directly with respect to any Biodiesel purchased by Bunge hereunder. Notwithstanding anything contained in this Agreement to the contrary, Bunge shall have no liability to Owner under the Tolling Agreement.

(b) Owner hereby represents and warrants to Bunge that all necessary corporate or limited liability company action, as the case may be, has been taken for the authorization, execution, delivery and performance of this Agreement; the execution, delivery and performance of this Agreement by Owner does not, and will not, violate or constitute a breach of or default under any Governmental Requirement or any indenture, contract or other instrument to which Producer or its assets are bound or to which its business is subject.

3. Quantity.

3.1 Meters. Producer will determine (or cause the Owner to determine) the quantity of Biodiesel (expressed in both gross and net 60° Fahrenheit temperature compensated gallons) delivered for transportation from the Facility using meters at the Facility. Producer will maintain or cause the Owner to maintain (at its expense) the accuracy of such meters and ensure that they are inspected and certified as required by applicable law. Upon Bunge’s request, Producer will promptly provide Bunge with copies of all meter certifications. Bunge may, at its sole expense, test the accuracy of such meters. Producer will maintain all meter certificates for at least two years after their creation and provide copies of such meter certificates to Bunge upon request. If the meters are found to be inaccurate, the Parties will negotiate in good faith a reasonable adjustment for Biodiesel sales reasonably believed to have been affected.

3.2 Meter Certificates. The net 60° Fahrenheit temperature compensated gallon volumes of Biodiesel recorded on outbound meter certificates generated pursuant to Section 3.1 will determine the quantity of Biodiesel for which Bunge is obligated to pay pursuant to Section 4, in the absence of manifest error (greater than 0.5% variation). Producer will provide a copy of each such meter certificate to Bunge at the same time that a truck or rail car is loaded and a certificate is produced for such loading.

4. Price and Payment.

4.1 Price. Bunge will pay the purchase price for all Biodiesel at the time of execution of the Sales Confirmation. Bunge will pay the purchase price by wire transfer.

4.2 Tax. For purposes of personal property taxation and/or assessment or other similar taxation, if any, any tax assessed on Biodiesel acquired by Bunge will be the responsibility of Producer or the purchaser of such Biodiesel from Bunge, and at no time will Bunge be responsible for the payment of any such tax.

4.3 Additional Fees. The Parties acknowledge that fees payable with respect to the Services performed hereunder shall be paid to Bunge pursuant to the REG Master Agreement.

5. Term and Termination.

5.1 Term. The initial term of this Agreement will begin upon execution of this Agreement by both Parties and, unless earlier terminated in accordance with the terms hereof, will expire upon the third anniversary of the Effective Date. Unless earlier terminated in accordance with this Agreement, this Agreement will automatically renew for successive three-year terms thereafter unless either Party gives written notice to the other Party of its election not to renew, no later than 180 days prior to the expiration of the initial term or the then current renewal term, as applicable. The “Term” will be the total of the initial term of this Agreement and any renewal terms.

5.2 Termination Rights.

(a) Bunge may terminate this Agreement (i) immediately upon notice to Producer if Producer has breached any material representation, warranty, or obligation under this Agreement (including the failure to make any payment hereunder when due), (ii) at any time, with or without cause, upon at least 15 days prior written notice to Producer; provided, that if at any time the four month rolling average of production at the Facility is greater than forty percent (40%) of the nameplate capacity for such Facility (“Capacity Test”), then the requirement to provide at least 15 days prior written notice shall be extended to 45 days during the period of time that the Capacity Test is met, and/or (iii) immediately upon termination of the Tolling Agreement.

(b) Producer may terminate this Agreement immediately upon notice to Bunge if Bunge has (i) breached any material representation, warranty, or obligation under this Agreement, and (ii) failed to remedy such breach within 30 days after Producer has given notice of such breach, or if such breach cannot reasonably be cured within such 30-day period, as soon as reasonably possible, but in all events within 45 days after Producer has given notice of such breach.

(c) Either Party may terminate this Agreement immediately upon notice to the other Party if (i) such other Party files a petition for adjudication as bankrupt, for reorganization or for an arrangement under any bankruptcy or insolvency law; (ii) an involuntary petition under such law is filed against such other Party and is not dismissed, vacated or stayed within 60 days thereafter; or (iii) such other Party makes an assignment of all or substantially all of its assets for the benefit of its creditors.

(d) Producer acknowledges that Bunge has additional rights to terminate this Agreement as are set forth in the REG Master Agreement.

(e) Owner may terminate this Agreement upon 10 days notice to Bunge and Producer (i) if the Tolling Agreement terminates without renewal or replacement thereof, (ii) if the Agreement and Plan of Merger by and among the Owner, Renewable Energy Group, Inc., REG Newco, Inc. and REG Danville, LLC dated May 11, 2009 (the “Merger Agreement”) terminates, and (iii) if the Closing under the Merger Agreement has not occurred by January 8, 2010.

5.3 Survival. The provisions of this Agreement which expressly or by their nature survive expiration or termination of this Agreement, including, but not limited to, Sections 2, 4, 5, 6, 7, 8, 12 and 13, will remain in effect after the expiration or termination of this Agreement.

6. Representations and Warranties. Producer represents and warrants to Bunge that all necessary corporate or limited liability company action, as the case may be, has been taken for the authorization, execution, delivery and performance of this Agreement; the execution, delivery and performance of this Agreement by Producer does not, and will not, violate or constitute a breach of or default under any Governmental Requirement or any indenture, contract or other instrument to which Producer or its assets are bound or to which its business is subject.

7. Limitation of Liability; General Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, BUNGE MAKES NO STATUTORY, WRITTEN, ORAL, EXPRESSED OR IMPLIED WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND CONCERNING THE SERVICES PROVIDED BY BUNGE OR ITS AFFILIATES UNDER THIS AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER BUNGE NOR ITS AFFILIATES, NOR ANY OTHER PARTY PROVIDING SERVICES HEREUNDER (INCLUDING ANY SUBCONTRACTOR ALLOWED TO PROVIDE SERVICES BY THIS AGREEMENT), WILL BE LIABLE TO PRODUCER, OWNER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES ARISING OUT OF, RELATING TO OR RESULTING FROM SERVICES PROVIDED UNDER THIS AGREEMENT OR THE FAILURE TO PROVIDE SERVICES UNDER THIS AGREEMENT, EXCEPT TO THE EXTENT SUCH DAMAGES ARISE OUT OF OR RESULT FROM THE GROSS NEGLIGENCE, INTENTIONAL BREACH OR WILLFUL MISCONDUCT OF BUNGE OR SUCH PARTY PROVIDING SERVICES (INCLUDING ANY SUBCONTRACTOR ALLOWED TO PROVIDE SERVICES BY THIS AGREEMENT); PROVIDED, THAT THE AGGREGATE AMOUNT OF ALL SUCH DAMAGES UNDER THIS AGREEMENT IN ANY FISCAL YEAR WILL NOT EXCEED $200,000. THE REMUNERATION TO BE PAID FOR THE SERVICES TO BE PERFORMED REFLECTS THIS LIMITATION OF LIABILITY. IN NO EVENT WILL BUNGE OR ANY OF ITS AFFILIATES OR ANY OTHER PARTY PROVIDING SERVICES HEREUNDER (INCLUDING ANY SUBCONTRACTOR ALLOWED TO PROVIDE SERVICES BY THIS AGREEMENT) BE LIABLE TO PRODUCER, OWNER OR ANY OTHER PERSON OR ENTITY FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES UNDER ANY CIRCUMSTANCES.

8. Remedies.

8.1 Suspend Performance. Bunge may suspend its performance under this Agreement until Producer has paid all amounts due under this Agreement if Producer fails to pay any amount within three business days after the date when such amount is due and uncured under this Agreement.

8.2 Specific Enforcement. The Parties shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without the necessity of posting any bond, it being acknowledged and agreed by the parties that the scope of the provisions of this Agreement are reasonable under the circumstances.

8.3 Rights Not Exclusive. No right, power or remedy conferred by this Agreement will be exclusive of any other right, power or remedy now or hereafter available to a Party at law, in equity, by statute or otherwise.

8.4 Rights in REG Master Agreement. The Parties acknowledge that Bunge has additional rights with respect to this Agreement as are set forth in the REG Master Agreement.

9. Force Majeure.

9.1 Definition of Force Majeure Event. Each Party is excused from performing its obligations under this Agreement to the extent that such performance is prevented by an act or event (a “Force Majeure Event”) whether or not foreseen, that: (i) is beyond the reasonable control of, and is not due to the fault or negligence of, such Party, and (ii) could not have been avoided by such Party’s exercise of due diligence, including, but not limited to, a labor controversy, strike, lockout, boycott, transportation stoppage, action of a court or public authority, fire, flood, earthquake, storm, war, civil strife, terrorist action, epidemic, or act of God; provided that a Force Majeure Event will not include economic hardship, changes in market conditions, or insufficiency of funds. Notwithstanding the foregoing sentence, a Force Majeure Event does not excuse any obligation to make any payment required by this Agreement and will not affect either Party’s right to terminate this Agreement pursuant to Section 5.2.

9.2 Conditions Regarding Force Majeure Event. A Party claiming a Force Majeure Event must: (i) use commercially reasonable efforts to cure, mitigate, or remedy the effects of its nonperformance; provided that neither Party will have any obligation hereunder to settle a strike or labor dispute; (ii) bear the burden of demonstrating its existence; and (iii) notify the other Party of the occurrence of the Force Majeure Event as quickly as reasonably possible, but no later than five business days after learning of the occurrence of the Force Majeure Event. Any Party that fails to notify the other Party of the occurrence of a Force Majeure Event as required by this Section 9.2 will forfeit its right to excuse performance of its obligations due to such Force Majeure Event. When a Party claiming a Force Majeure Event is able to resume performance of its obligations under this Agreement, it will immediately give the other Party notice to that effect and resume performance.

9.3 Third Parties; Termination. During any period that a Party claiming a Force Majeure Event is excused from performance under this Agreement, the other Party may accept performance from other parties as it may reasonably determine under the circumstances.

10. Insurance.

10.1 Other Required Coverage.

(a) Producer will maintain automobile liability insurance covering owned, hired, and non-owned vehicles against claims for bodily injury, death and property damage, with a combined single limit of not less than $1,000,000, or equivalent coverage using split limits. Such insurance will name Bunge, its parents, subsidiaries and Affiliates as additional insureds thereunder, and will be primary to any other insurance available to Bunge, its parents, subsidiaries and Affiliates as insureds or otherwise.

(b) Producer will maintain commercial general liability insurance (including, without limitation, coverage for Contractual Liability and Products/Completed Operations)

against claims for bodily injury, death and property damage, with limits of not less than $1,000,000 for each occurrence and $1,000,000 in the General and Products/Completed Operations Aggregate. Such insurance will name Bunge, its parents, subsidiaries and Affiliates as additional insureds there under, and will be primary and non-contributory to any other insurance available to Bunge, its parents, subsidiaries and Affiliates as insureds or otherwise.

(c) An excess or umbrella liability policy with a limit of not less than $2,000,000 per occurrence and $2,000,000 aggregate. Such excess or umbrella liability policy shall follow form with the primary liability policies, and contain a drop-down provision in case of impairment of underlying limits.

(d) Notwithstanding the provisions of Section 10.1(b) and (c), Producer’s total coverage under both its commercial general liability insurance in Section 10.1(b) and excess or umbrella liability policy in Section 10.1(c) must have combined limits together totalling $4,000,000 for each occurrence and $4,000,000 aggregate.

(e) Worker’s Compensation insurance providing statutory benefits for injury or disease in the state(s) of operation of Producer, and Employer’s Liability with limits of at least $500,000 for individual injury or disease, with an aggregate of $500,000 for disease.

10.2 Policy Requirements. All insurance policies required by this Agreement will (a) provide coverage on an “occurrence” basis; (b) provide that no cancellation or non-renewal will be effected without giving Bunge at least thirty (30) days prior written notice, except ten (10) days notice for non-payment of premium; and (c) be valid and enforceable policies issued by insurers of recognized responsibility, properly licensed in the State where the Facility is located, with an A.M. Best’s Rating of A- or better and Class VII or better. General Liability and Excess/Umbrella Liability policies will not contain a cross-liability exclusion, or an exclusion for punitive or exemplary damages where insurable under law. Prior to the Effective Date and, thereafter, within five business days of renewal, certificates and endorsements of such insurance will be delivered to Bunge as evidence of the specified insurance coverage. From time to time, upon Bunge’s request, Producer will provide Bunge, within five business days, a certified duplicate original of any policy required to be maintained hereunder. Producer will provide Bunge at least thirty (30) days prior written notice of any material change or amendment to Producer’s policy.

11. Relationship of Parties. This Agreement creates no partnership, joint venture or other joint or mutual enterprise or undertaking created hereby and neither Party, or any of such Party’s representatives, agents or employees, will be deemed to be the representative or employee of the other Party. Except as expressly provided herein or as otherwise specifically agreed in writing, neither Party will have authority to act on behalf of or bind the other Party.

12. Governing Law; Disputes.

12.1 Governing Law. This Agreement shall be governed by the laws of the state of Iowa, without regard to principles of conflicts of laws.

12.2 Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13. Indemnification.

13.1 Indemnification by Producer. Producer agrees to indemnify, defend and hold Bunge and its officers, directors, employees and agents harmless from any Loss suffered or incurred by Bunge arising out of, or in any way relating to:

(a) any default by Producer of the terms of this Agreement;

(b) Producer’s use or possession or operations on or at, or any action or failure to act at, the Facility;

(c) any personal injury or property damage related to the use, possession, condition of, disposal of, physical contact with or exposure to any products manufactured at the Facility;

(d) injuries or alleged injuries suffered by Producer’s or Bunge’s employees in connection with performance under this Agreement at the Facility, whether or not under the direction of Bunge and/or the Producer; or

(e) any violation or alleged violation of this Agreement or any Governmental Requirement by Producer, unless and to the extent such Loss was directly caused by Bunge’s gross negligence, intentional breach or willful misconduct and in each case only to the extent Bunge is not otherwise compensated for such Loss by applicable insurance (to the extent actually paid).

13.2 Definitions. For purposes of this Agreement:

(a) “Governmental Requirement” means all laws, statutes, codes, ordinances and governmental rules, regulations and requirements of any governmental authority that are applicable to the Parties, the property of the Parties or activities described in or contemplated by this Agreement.

(b) “Loss” means any claim, loss, cost, expense, liability, fine, penalty, interest, payment or damage, including but not limited to reasonable attorneys’ fees, accountants’ fees and any cost and expense of litigation, negotiation, settlement or appeal

14. Notices. All notices required or permitted under this Agreement will be in writing and will be deemed given and made: (i) if by personal delivery, on the date of such delivery, (ii) if by facsimile, on the date sent (as evidenced by confirmation of transmission by the transmitting equipment), (iii) if by nationally recognized overnight courier, on the next business day following deposit, and (iv) if by certified mail, return receipt requested, postage prepaid, on the third business day following such mailing; in each case addressed to the address or facsimile number shown below for such Party, or such other address or facsimile number as such Party may give to the other Party by notice:

If to Bunge:

Bunge North America, Inc.

11720 Borman Drive

St. Louis, Missouri 63146

Attn: General Manager – Bunge Biofuels

Facsimile: (314) 292-2110

with copy to:

Bunge North America, Inc.

11720 Borman Drive

St. Louis, Missouri 63146

Attn: General Counsel

Facsimile: (314) 292-2521

If to Producer:

REG Marketing & Logistics Group, LLC

416 S. Bell Avenue, P.O. Box 888

Ames, Iowa 50010

Attn: President

Facsimile: (515) 239-8029

with copy to:

Wilcox, Polking, Gerken, Schwarzkopf & Copeland, P.C.

115 E. Lincolnway, Suite 200

Jefferson, Iowa 50129-2149

Attn: John A. Gerken

Facsimile: (515) 386-8531

If to Owner:

Central Iowa Energy, LLC

3426 E. 28th Street, N

Newton, Iowa 50208

Attn: James Johnston

Facsimile: 641-791-1192

with copy to:

Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, P.L.C.

666 Grand Avenue, Suite 2000

Des Moines, Iowa 50309

Attn: Thomas D. Johnson

Facsimile: (515) 323-8514

15. Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement does not, and is not intended to, confer any rights or remedies upon any person other than the Parties (or their Affiliates, successors, assignees or subcontractors to the extent set forth herein).

16. Amendments; Waiver. The Parties may amend this Agreement only by a written agreement of the Parties. No provision of this Agreement may be waived, except as expressly provided herein or pursuant to a writing signed by the Party against whom the waiver is sought to be enforced. No failure or delay in exercising any right or remedy or requiring the satisfaction of any condition under this Agreement, and no “course of dealing” between the Parties, operates as a waiver or estoppel of any right, remedy or condition. A waiver made in writing on one occasion is effective only in that instance and only for the purpose that it is given and is not to be construed as a waiver on any future occasion or against any other person.

17. Assignment. No Party may assign this Agreement, or assign or delegate any of its rights, interests, or obligations under this Agreement, voluntarily or involuntarily, whether by merger, consolidation, dissolution, operation of law, or any other manner, without the prior written consent of the other Party, and any purported assignment or delegation without such consent will be void, provided, that Bunge may assign this Agreement to any of its Affiliates without Producer’s prior consent. Subject to the preceding sentences in this Section 17, this Agreement binds and benefits the Parties and their respective permitted successors and assigns. As used here, the term “Affiliate” means, with respect to a Party, any other entity controlling, controlled by or under common control with the Party, with “control” for such purpose meaning either the possession, directly or indirectly, of the power to designate fifty percent (50%) or more of the Board of Directors or Managers (or similar governing body) of the entity or the ownership, directly or indirectly, of fifty percent (50%) or more of the outstanding voting securities or voting interests.

18. Subcontracting. In connection with Bunge providing the Services, Bunge may subcontract with or otherwise retain the services of Bunge’s Affiliates, and Producer hereby consents to such subcontracting activities for purposes of Section 17 hereof. Notwithstanding any such subcontracting by Bunge to its Affiliates, Bunge shall remain liable for performance under the terms of this Agreement.

19. Severability. If a court or arbitrator with proper jurisdiction determines that any provision of this Agreement is illegal, invalid, or unenforceable, the remaining provisions of this Agreement remain in full force. The Parties will negotiate in good faith to replace such illegal, invalid, or unenforceable provision with a legal, valid, and enforceable provision that carries out the Parties’ intentions to the greatest lawful extent under this Agreement.

20. Interpretation. Each Party has been represented by counsel during the negotiation of this Agreement and agrees that any ambiguity in this Agreement will not be construed against one of the Parties.

21. Further Assurances. Each Party will execute and cause to be delivered to the other Party such instruments and other documents, and will take such other actions, as the other Party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

22. Counterparts. This Agreement may be executed by the Parties by facsimile and in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed the day and year first above written.

BUNGE NORTH AMERICA, INC.		REG MARKETING & LOGISTICS GROUP, LLC

By:	/S/ ERIC HAKMILLER	By:	/S/ GARY HAER
Name:	Eric Hakmiller	Name:	Gary Haer
Title:	V.P. Bunge Biofuels	Title:	Vice President Sales and Marketing

Executed solely for purposes of Section 2.4:

CENTRAL IOWA ENERGY, LLC

By:	/S/ JIM JOHNSTON
Name:	Jim Johnston
Title:	Chairman

EXHIBIT A

FORM OF ASSIGNMENT

ASSIGNMENT

This Assignment (“Assignment”) is made as of the              day of                     , 2010, by and between REG MARKETING & LOGISTICS GROUP, LLC, an Iowa limited liability company (“REG”), and BUNGE NORTH AMERICA, INC., a New York corporation (“Bunge”).

This Assignment is entered into pursuant to the terms of that certain Biodiesel Purchase and Sale Agreement (with tolling agreement) by and between REG and Bunge dated as of             , 20     (“Biodiesel Purchase and Sale Agreement”).

REG hereby assigns to Bunge the following:

All of REG’s rights and obligations under that certain REG Contract #                         entered into with                         , as Buyer, but only with respect to REG’s rights and obligations under such REG Contract with respect to the following deliveries of biodiesel under such contract:

Volume of Biodiesel	Delivery Date
[insert]	[insert]

For the avoidance of doubt, Bunge does not assume all of REG’s rights and obligations under the above referenced REG Contract, but only such rights and obligations with respect to the designated deliveries of biodiesel set forth above.

This Assignment shall be governed by the terms of the Biodiesel Purchase and Sale Agreement. Except as expressly provided in the Biodiesel Purchase and Sale Agreement, Bunge hereby assumes all risk of loss as it relates to Buyer’s performance of its obligations with respect to the designated deliveries of biodiesel set forth above, including, without limitation, Buyer’s obligation to pay the purchase price for the designated deliveries.

In the event of any conflict or inconsistency between the terms of this Assignment and the Biodiesel Purchase and Sale Agreement, the terms of the Biodiesel Purchase and Sale Agreement shall control.

IN WITNESS WHEREOF, Bunge and REG have executed this Assignment as of the date first written above.

REG MARKETING & LOGISTICS GROUP, LLC

By:
Name:
Title:

BUNGE NORTH AMERICA, INC.

By:
Name:
Title:

EXHIBIT B

FORM OF SALES CONFIRMATION

SALES CONFIRMATION

Bunge North America, Inc. “Bunge”	Date: _______________
11720 Borman Drive
St. Louis, Missouri 63146

REG Marketing & Logistics Group, LLC “Producer”

416 S. Bell Avenue, P.O. Box 888

Ames, Iowa 50010

The following confirms the sale of Biodiesel from Producer to Bunge in accordance with Section 2.3 of that certain Biodiesel Purchase and Sale Agreement between Bunge and Producer dated as of              (the “BPSA”). Producer hereby agrees to sell, and Bunge hereby agrees to purchase, in the amounts and on the terms and conditions hereinafter set forth, the following:

QUANTITY	GRADE AND COMMODITY

PRICE	UNDERLYING CONTRACT

SHIPMENT PERIOD

This Confirmation is subject to the BPSA WHICH CONTAINS IMPORTANT RISK ALLOCATION AND OTHER PROVISIONS AND SHOULD BE REVIEWED CAREFULLY.

ADDITIONAL TERMS:

PRODUCER:	BUNGE:

BY:	BY:

Dated:

EXHIBIT C

QUALITY STANDARDS

ASTM D 6751-08 Requirements for Biodiesel (B100)

Test	Method	Specification
Cloud Point	ASTM D 2500	Report °C

Free Glycerin	ASTM D 6584	0.020 % mass [max]

Total Glycerin	ASTM D 6584	0.240 % mass [max]

Water and Sediment	ASTM D 2709	0.050 % volume [min]

Acid Number	ASTM D 664	0.50 mg KOH/g [max]

Visual Inspection	ASTM D 4176	2 [max]

Relative Density @ 15°C	ASTM D 1298	Report

Kinematic Viscosity at 40°C	ASTM D 445	1.9—6.0 mm2/s

Sulfur Content	ASTM D 5453	15 ppm [max]

Copper Strip Corrosion	ASTM D 130	No. 3 [max]

Sodium & Potassium Content	EN 14538	5.0 ppm [max]

Calcium & Magnesium Content	EN 14538	5.0 ppm [max]

Cold Soak Filterability	ASTM D 6751 Annex A1	360 seconds [max]

Oxidation Stability	EN 14112	3.0 hr [min]

Cetane Number	ASTM D 613	47 [min]

Flash Point	ASTM D 93	93°C [min]

Alcohol Control: Methanol Content	EN 14110	0.20 mass% [max]

Phosphorus Content	ASTM D 4951	10.0 ppm [max]

Carbon Residue	ASTM D 4530	0.050 % mass [max]

Sulfated Ash	ASTM D 874	0.020 % mass [max]

Distillation at 90% Recovered	ASTM D 1160	360 °C [max]